Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Announces New PDUFA Date for

Qutenza™ New Drug Application

Details to be Discussed During Second Quarter 2009 Conference

Call Scheduled for August 7, 2009 at 9am ET

San Mateo, Calif., (August 5, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced that the United States Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) date from August 16, 2009 to November 16, 2009 to review the new drug application (NDA) for Qutenza™ to manage pain associated with postherpetic neuralgia (PHN).

The extension resulted from the Company’s recent submission of data requested by the agency late in the review cycle, which the FDA has classified as a major NDA amendment. Submission of a major amendment within three months of the PDUFA date can trigger a three-month extension to the original review timeline.

Anthony DiTonno, President and CEO, commented, “The FDA’s three-month extension is not unexpected. We previously discussed the potential for this extension as a result of our responses to FDA requests for additional information. The information we submitted in July included the report from our recently completed C123 Study, which was performed at the request of the FDA. We believe that with this updated review timeline, if we gain approval in November, we may still achieve our overall goal of launching Qutenza in the United States in the first half of 2010.”

Conference Call Details

The Company will hold its quarterly conference call to discuss this recent development as well as financial results for the second quarter of 2009, on August 7, 2009 at 9:00 a.m. ET (6:00 a.m. PT).

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning August 7, 2009 at 12:00 p.m. ET (9:00 a.m. PT) and ending on August 17, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 329620. A replay of the webcast will also be available on the corporate website for one month, through September 7, 2009.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza™, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Qutenza will be marketed in the European Union and certain countries in Eastern Europe, the Middle East and Africa, by Astellas Pharma Europe, Ltd. In the United States, NeurogesX submitted a new drug application (NDA) for PHN to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and has been given an extended Prescription Drug User Fee Act (PDUFA) date of November 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the design and timing of further development efforts.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for

Qutenza with the FDA, including the PDUFA date for the NDA; acceptance of clinical trial or other data, analysis or information by the FDA in support of regulatory approval; plans and timing for commercialization of Qutenza; outcomes and interpretation of the results of clinical trials; and plans for entry into a U.S. commercialization partnership, including the timing with respect to entry into such a partnership. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy or tolerability; physician or patient reluctance to use Qutenza or NGX-1998, if approved; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.